UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 21, 2010 (June 15, 2010)

Commission File No. 0-5411

HERLEY INDUSTRIES, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	23-2413500
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)
3061 Industry Drive Lancaster, PA	17603
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 717-397-2777

Former name or former address, if changed since last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02(e):  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The purpose of this Current Report is to report various actions taken by the Board of Directors of Herley Industries, Inc. (the “Company”) with respect to compensation arrangements with certain of the Company’s named executive officers and other key employees and the Company’s directors.  These actions were taken independently of each other and were unanimously recommended by the Compensation Committee of the Company’s Board of Directors.  In making its recommendations, the Compensation Committee sought the advice and counsel of an independent compensation consulting firm and outside counsel.

Employment Agreement with John A. Thonet

On June 15, 2010, Herley Industries, Inc. (the “Company”) entered into an Employment Agreement (the “Thonet Agreement”) with John A. Thonet pursuant to which Mr. Thonet will continue to be employed and compensated in his capacity as Chairman of the Board.  The compensation arrangements with Mr. Thonet replace the initial compensation arrangements reported in a Current Report on Form 8-K filed on February 16, 2010.  The Thonet Agreement has a term of three years that renews daily so that, at all times, the remaining term is three years.

Under the Thonet Agreement, Mr. Thonet will receive a base salary of $475,000 per year, to be adjusted annually for any increase in the Consumer Price Index for, New York and Northeastern New Jersey, All Items.  Mr. Thonet is eligible for an annual bonus as determined by the  Compensation Committee of the Company’s Board of Directors.  He is also eligible to participate in any long-term incentive compensation plan established for his benefit or the benefit of other members of senior management.  In connection with the execution of the Thonet Agreement, Mr. Thonet received a grant of 100,000 shares of the Company’s restricted common stock, which vest in equal annual installments over 5 years.  Vesting would be accelerated if the Company terminates Mr. Thonet’s employment without cause or if he terminates his employment for good reason.

Under the Thonet Agreement, Mr. Thonet is entitled to participate in all employee benefit plans available to the Company’s senior executives or employees generally.  In addition, Mr. Thonet will be reimbursed for all medical expenses incurred by him or his spouse that are not reimbursed by insurance or otherwise offset by Medicare should he and his wife, when eligible, elect Medicare coverage.  Under certain circumstances, Mr. Thonet and his spouse would be entitled to coverage during Mr. Thonet’s lifetime under the Company’s life insurance, hospitalization insurance, surgical insurance, major and excess major medical insurance and dental insurance in accordance with the most favorable plans, policies, programs and practices of the Company made available generally to other senior executive officers of the Company (the “Post-Employment Benefit”), as more specifically discussed below.

If Mr. Thonet’s employment terminates due to his death, his beneficiary is entitled to the Basic Termination Benefits and to receive Mr. Thonet’s salary for the remainder of the Thonet Agreement term at the rate in effect immediately before such termination, offset by any life insurance proceeds payable to such beneficiaries from life insurance policies provided by the Company.  Similarly, if Mr. Thonet’s employment is terminated for disability, he is entitled to the Basic Termination Benefits and to receive his salary for the remainder of the term of the Thonet Agreement at the rate of salary in effect immediately before termination, offset by any disability insurance payments payable to him from long-term disability insurance policies that the Company may have elected to provide for him.

If the Company terminates Mr. Thonet’s employment  for cause, he is only entitled to receive the Basic Termination Benefits.  If the Company terminates Mr. Thonet’s employment without cause, or if Mr. Thonet terminates his employment for good reason, he is entitled to receive the Basic Termination Benefits plus the following:  (i) a lump sum payment equal to his salary, as then in effect, for the remainder of the term of the Thonet Agreement; (ii) a lump sum payment of annual bonuses for the remainder of the term of the Thonet Agreement equal to the average of the annual bonuses awarded to him for the previous fiscal years in which he was employed preceding the fiscal year of termination; (iii) the Post-Employment Benefit; (iv) continued participation in all employee benefit plans through the end of the term or, if he is precluded from continuing participation in any plan, he shall be entitled to the after-tax economic equivalent; and (v) other benefits in accordance with applicable plans and program of the Company through the end of the term.  In addition, all unvested options and unvested grants of shares will vest in full.

If Mr. Thonet’s employment is terminated by the Company without cause or by Mr. Thonet for good reason within two years following a Change in Control, he will be entitled to receive the same benefits described in the immediately preceding paragraph.  If any benefits or payment Mr. Thonet is to receive would subject him to the excise tax imposed under Section 4999 of the Internal Revenue Code, if the net-after tax amount that Mr. Thonet would receive does not exceed the net-after tax amount he would receive if the amount of such payment and benefits were reduced to the maximum amount which could otherwise be paid without the imposition of the excise tax, then, to the extent necessary to eliminate the imposition of the excise tax, cash payments and benefits shall be first reduced and non-cash payments and benefits shall be next reduced.

If Mr. Thonet voluntarily terminates employment, or the Company and Mr. Thonet mutually agree to terminate his employment, he would become a consultant to the Company for a period of three years, as described below.  In addition, Mr. Thonet’s voluntary termination entitles him to receive his salary through the date of termination, accrued vacation, any bonus awarded but not yet paid, any other compensation or benefits that have vested or to which he is otherwise entitled in accordance with the applicable terms and conditions of the grant or award and reimbursement of expenses, including medical expense reimbursement as described in the paragraph above (the “Basic Termination Benefits”).  In addition, if the voluntary termination occurs after December 31, 2014, Mr. Thonet and his spouse would be entitled to the Post-Employment Benefit, described above.

During the consulting period, Mr. Thonet would be required to work no more than sixty (60) days in any calendar year, and no more than three days in any week.  As compensation, he would receive fifty (50%) percent of his salary in effect at the end of his employment, subject to annual increase for CPI changes, as described above.  If he becomes disabled, he will continue to receive his compensation for the remainder of the consulting period, offset by any disability insurance payments from long-term disability insurance policies that the Company may have elected to provide for him.  If Mr. Thonet fails to perform, the consulting services as required, the Company may terminate that arrangement after 30 days notice and an opportunity to cure, and payment of the consulting fees and benefits (except for the Post-Termination Benefits) will cease.

The agreement subjects Mr. Thonet to a duty of confidentiality with respect to the Company’s confidential information, and he is required to return all Company materials to the Company upon termination of his employment.  For a period of twenty-four (24) months after termination of employment, Mr. Thonet is prohibited from:  (i) becoming an officer or employee or providing service to any direct competitor of the Company; (ii) soliciting or inducing any customer of the Company to cease purchasing goods or services from the Company or to become a customer of any competitor of the Company; or (iii) soliciting or inducing any employee of the Company to become employed by a competitor of the Company.  The foregoing prohibitions do not apply if the Company terminates Mr. Thonet’s employment without cause or if he terminates his employment for good reason.

The foregoing description of the Thonet Agreement is intended to be a summary only.  The summary is qualified in its entirety by the full text of the Thonet Agreement which is filed as an Exhibit to this Current Report.   The Thonet Agreement contains the definition of the terms  “cause”, “good reason” and “change in control” referred to in the summary above.

Employee Retention Agreements

On June 15, 2010, the Company entered into Employee Retention Agreements (the “Retention Agreements”) with the following employees of the Company:  Anello C. Garefino; Rozalie Schachter; Charles L. Pourciau; Jr., John A. Carroll; Margaret M. Guzzetti; Howard M. Eckstein; and Yonah Adelman.  Each Retention Agreement provides the employee with a payment equal to two times his or her total cash compensation (including salary, bonuses and commissions) in the prior fiscal year, up to a maximum of $1,000,000, if, within 24 months following a change in control, his or her employment is terminated due to the occurrence of one of the following without his or her consent:  (1)  reduction in responsibilities; (2) reduction in compensation; (3) material change in or failure to maintain the employee’s office or office equipment and services; (4) a material reduction in the number or level of the employee’s staff (other than a pro-rata share of company-wide reductions); or (5) relocation of the employee’s principal place of employment more than 30 miles from its current location.  If the employee’s employment is terminated for cause, he or she is not entitled to receive benefits under the agreement.

The foregoing description of the Retention Agreement is intended to be a summary only.  The summary is qualified in its entirety by the full text of the form of  Retention Agreement which is filed as an exhibit to this Current Report.   The Retention Agreements contain the definition of the terms  “cause” and “change in control” referred to in the summary above.

Director Compensation

  On June 15, 2010, the Company’s Board of Directors approved a revised compensation program (the “Independent Directors Program”) for the Company’s independent directors during the Company’s 2011 and 2012 fiscal years.  The Independent Directors Program was developed by Mr. Thonet in consultation with an independent compensation consulting firm and outside counsel and was first presented to the Company’s Board of Directors following approval of the Thonet Agreement described above.  Mr. Thonet will not participate in the Independent Directors Program.

Under the Independent Directors Program, each director will receive an annual retainer with a value of $150,000, consisting of $80,000 in cash (paid quarterly) and  restricted stock with a value of $70,000, with $35,000 of the stock grants to be issued at each of the January and August  board meetings during fiscal years 2011 and 2012.  The restricted stock component of the annual retainer will vest immediately, but shall be subject to a six month restriction on transfer, with such restriction to be eliminated upon a change of control.

In addition to the annual retainer, the Company’s independent directors will receive restricted stock grants with a value of $25,000 in each of fiscal 2011 and 2012.  This additional compensation is intended to compensate the Company’s independent directors for their efforts beyond those typically expected of independent directors, relating primarily to their efforts to (i) increase the Company’s value and competitiveness organically through examination of how best to leverage the Company’s existing products and technology into new products, (ii) increase the Company’s value and competitiveness by exploring opportunities for strategic mergers or acquisitions, and (iii) to  explore other opportunities to maximize stockholder value.  The restricted stock to be granted for these efforts will be granted on August 1, 2010, with half vesting on January 1, 2011 and the remainder vesting on January 1, 2012 (or, in each case, upon a change of control, if earlier).  These restricted stock grants will be restricted from transfer until a board member resigns from the board or until the occurrence of a change in control.

Under the Independent Directors Program, meeting fees will be eliminated and each independent director will receive identical annual compensation; provided, however, that, with respect to fiscal 2010, the Company will pay fees (at a daily rate of $2,000) for corporate activities performed at the request of the Company substantially exceeding the normal oversight and governance roles of independent directors.

In designing the Independent Director Program, Mr. Thonet and the Company’s independent compensation consulting firm considered a number of factors, including the following:

  The Company’s Board of Directors, consisting of three independent directors and a Chairman, consists of fewer members than is typical of boards of directors of comparable companies and the workload and responsibilities of the Company’s directors, on an individual director basis, exceed those typically expected of directors;
  Previously, due to a lack of an equity component, the Company’s director compensation, on a per director basis, was slightly below the market median;
  Under the Independent Directors Program, the per director compensation level would exceed the 75th percentile of comparable companies, with the aggregate board compensation equal to approximately the 25th percentile; and
  The Independent Director Program is consistent with the proposed settlement terms of the stockholder derivative actions which were previously disclosed in a Current Report on Form 8-K filed on May 12, 2010.
Item 9.01:                      Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description
99.1	Thonet Employment Agreement
99.2	Form of Employee Retention Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 21, 2010	HERLEY INDUSTRIES, INC. By: /s/Anello C. Garefino Anello C. Garefino Chief Financial Officer